[FIDELITY SECURITY LIFE LOGO]


                        TERMINAL ILLNESS AND NURSING HOME
                       OR HOSPITAL CONFINEMENT ENDORSEMENT

                    FIDELITY SECURITY LIFE INSURANCE COMPANY
                                  3130 BROADWAY
                           KANSAS CITY, MO 64111-2406
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This  Endorsement  forms a part of the  Contract to which it is attached  and is effective as of the date of the Contract unless otherwise indicated in writing by the Company. In the case of a conflict with any provisions in the Contract, the provisions of this Endorsement will control.

 The Contract is amended as follows:

                                Terminal Illness

Surrender Benefit: The Company will not impose a Surrender Charge upon a lump sum surrender prior to the Annuity Date of 100% of the Contract Value by an Owner or Joint Owner who has a Terminal Illness. Payment of the amount surrendered will be in lieu of any other benefits under the Contract. This benefit will not apply if the Terminal Illness is first diagnosed prior to the Issue Date of the Contract.

Definition: Terminal Illness means a disease, illness or injury which a medical doctor certifies in writing to the Company is reasonably expected to result in death within one year of such certification. Written certification must be in a form satisfactory to the Company.


                    Confinement In A Nursing Home or Hospital

Surrender Benefit: The Company will not impose a Surrender Charge upon partial surrenders made prior to the Annuity Date used to pay for the expenses of confinement of Owner or Joint Owner in a Nursing Home or Hospital. Payment of the amount withdrawn will be in lieu of any other benefits under the Contract as to the amounts withdrawn.

Maximum Withdrawal: The maximum amount that can be withdrawn is $2,000 for each month of Nursing Home or Hospital Confinement in a Contract Year up to the full Contract Value.

Elimination Period: The Owner or Joint Owner must have been confined in a Nursing Home or Hospital for a period of 30 days before this benefit is available. Confinement must be continuous and not commence prior to the Issue Date of this Contract. If a break in Nursing Home or Hospital confinement of at least 60 days occurs, then a new Elimination Period will be required.

Proof of Confinement: Withdrawal under this provision can be made by written request to the Company accompanied by such proof of Nursing Home or Hospital confinement or continued confinement as the Company shall require.

Definitions: A Nursing Home for the purposes of this Endorsement is a facility which meets all of the following standards:

     1) It is licensed as a nursing home by the state, province or country in which it is located, or is approved by Medicare;

     2) It provides skilled, intermediate or custodial care to individuals who are not able to care for themselves due to a sickness or injury and which require nursing care;

     3) Its primary function is to provide, for a charge, room and board and nursing care. The care must be performed under the direction of a licensed physician, registered nurse (R.N.), or licensed practical nurse (LPN), except when receiving custodial nursing care; and

     4) It is not, other than incidentally, a hospital, a home for the aged, a retirement home, a rest home, a community living center, a residential or congregate living facility, or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

     A Hospital for the purposes of this Endorsement is a facility which meets all of the following standards:

     1) It is licensed as a hospital by the state, province or country in which it is located;

     2) It provides nursing services 24 hours a day and is supervised by a staff of licensed physicians;

     3) Its primary function is to provide for the care and treatment of sick and injured persons as inpatients for a charge and has access to medical and diagnostic facilities; and

     4) It is not, other than incidentally, a nursing home, a home for the aged, a retirement home, a rest home, a community living center, a residential or congregate living facility or place mainly for the treatment of alcoholism, mental illness or drug abuse.

                           Restrictions On Withdrawals

Current tax law imposes a tax penalty on certain withdrawals prior to age 59 1/2. Additional restrictions are placed on withdrawals from Contracts qualified under Code Section 408(IRA), 408A (Roth IRA), 403(b) (TSA), 457 or 401.

                            Miscellaneous Provisions

This Endorsement is subject to all the provisions, definitions and limitations of the Contract not inconsistent herewith.



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Secretary                                            President